IDEXX Laboratories Elects Stuart M. Essig to Board of Directors

WESTBROOK, Maine, July 17, 2017 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, today announced the unanimous election of Stuart M. Essig as a member of the Company's Board of Directors, effective July 12, 2017. In connection with Dr. Essig's election, the Board also increased its size from 8 to 9 members, effective July 12, 2017.

Dr. Essig has been the Chairman of the Board of Directors of Integra LifeSciences Holdings Corporation since 2012, and he served as Integra's Chief Executive Officer from 1997 until 2012, building Integra into a leading global surgical products company. He has also served since 2012 as Managing Director of Prettybrook Partners LLC, a private investment firm focused on the healthcare industry. In addition to Integra, Dr. Essig currently serves on the Boards of Directors of SeaSpine Holdings Corporation and Owens & Minor, Inc. and is the Chairman of the Board of Directors of Breg, Inc., a private company offering nonsurgical orthopedic care products and solutions. He previously served on the Boards of Directors of St. Jude Medical Corporation from 1999 to 2017, prior to its sale to Abbott Corporation, and Zimmer Biomet Holdings, Inc. from 2005 to 2008.

"We are excited to welcome Stuart to our Board of Directors," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "Stuart brings extensive executive management experience and deep strategic expertise in the global healthcare industry, and he has served on the boards of several private and public companies. Stuart's perspective and insight will further strengthen our Board's already broad and diverse capabilities and experiences and be extremely valuable to IDEXX as we continue our growth trajectory as a global leader in pet healthcare innovation."

"IDEXX's business model of enduring growth through innovation in a highly attractive, expanding industry has yielded strong returns," said Dr. Essig. "I look forward to working with my fellow Board members to support extending IDEXX's successful track record of strong organic growth and building exceptional long-term value for our shareholders."

Before joining Integra in 1997, Dr. Essig was a managing director in mergers and acquisitions for Goldman, Sachs and Co., specializing in the medical device, pharmaceutical and biotechnology sectors. Dr. Essig has also served on the executive committee, nominating and governance committee, and as treasurer of ADVAMED, the Advanced Medical Technology Association. Dr. Essig holds an A.B. from Princeton University and an M.B.A. and Ph.D. in financial economics from the University of Chicago.

About IDEXX Laboratories
IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency, and build more economically successful practices. IDEXX is also a worldwide leader in providing livestock and poultry diagnostic tests and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company's filings with the United States Securities and Exchange Commission (which are available from the SEC's EDGAR database at www.sec.gov/, at various SEC reference facilities in the United States and via the Company's website at www.idexx.com).

Contact:

Investor Relations:
Kerry Bennett
207-556-8155